Compass Pathways announces second quarter 2024 financial results and business highlights

•Top-line COMP005 data for COMP360 phase 3 pivotal program in treatment-
resistant depression expected in fourth quarter 2024

•Gino Santini to join Board of Directors as Chairman

•Lori Englebert named new Chief Commercial Officer

•Cash position of $228.6 million

•Conference call August 1 at 8:00 am ET (1:00 pm UK)

London and New York, August 1, 2024
Compass Pathways plc (Nasdaq: CMPS) (“Compass”), a biotechnology company dedicated to accelerating access to evidence-based innovation in mental health, today reported its financial results for the second quarter 2024 and an update on recent business progress.

“As we continue to advance our phase 3 program in treatment-resistant depression, we are pleased to expand the breadth and depth of experience across our executive and leadership teams with the additions of Lori Englebert as Chief Commercial Officer and Gino Santini as Chairman,” said Kabir Nath, Chief Executive Officer, Compass Pathways. “We thank David Norton for his service as interim Chairman over the last several months.”

“We were also pleased to share positive results from our phase 2 post-traumatic stress disorder study in the second quarter and we are looking forward to data from our phase 3 pivotal program in treatment-resistant depression, expected later this year,” said Mr. Nath.

Business highlights
COMP360 psilocybin treatment in treatment-resistant depression
The phase 3 clinical program of COMP360 psilocybin treatment in treatment-resistant depression is the largest randomized, controlled, double-blind psilocybin treatment clinical program ever conducted. Top-line pivotal COMP005 trial data is expected in the fourth quarter 2024 and COMP006 trial top-line primary endpoint is expected mid-2025.

COMP360 psilocybin treatment in post-traumatic stress disorder
Compass announced data in the second quarter from an open-label phase 2 study evaluating the safety and tolerability of investigational COMP360 psilocybin treatment in 22 patients with post-traumatic stress disorder. Participants received a single 25mg dose of psilocybin along with psychological support, provided by a licensed medical professional, to ensure patient safety. Administration was well tolerated with no serious adverse events reported. Additional observations included meaningful and sustained symptom improvement from baseline in mean CAPS-5 total score, a measure of disease severity, and in Sheehan Disability Scale score, a measure of functional impairment in daily life. There were high and sustained rates of response and remission relative to baseline, with early onset of symptom improvement, accompanied by increasing functional improvement at 4 and 12 weeks. No patients withdrew from the study and no patients returned to antidepressant medication treatment during the trial. Based on results, Compass is exploring the optimal path forward for PTSD.

Leadership updates
Gino Santini will join the Board of Directors as Chairman effective September 3, 2024. Mr. Santini brings more than a decade of board leadership and governance expertise in both public and private global corporations. He currently serves as lead independent director for Collegium Pharmaceuticals (NASDAQ: COLL) and has served as an advisor and board director to US and European venture capital, pharmaceutical, and biotechnology companies since 2011. During his director tenure across more than ten boards, including prior board service at Horizon, Intercept Pharmaceuticals and AMAG Pharmaceuticals, Mr. Santini has honed his governance experience as Chairman, Lead Independent Director, and in multiple Committee chair roles. Throughout his nearly three decades at Eli Lilly and Company, he played a leading role in several M&A transactions and led US operations, corporate strategy and business development.

David Norton, who has been serving as Interim Chairman of the Board, will continue to be a member of the Board.

Lori Englebert joined Compass Pathways as Chief Commercial Officer in July. In her prior role at Axsome Therapeutics, she spent nearly five years as a member of the executive team serving as head of commercial and business development and most recently as head of product strategy. Compass previously announced the appointment of Michael Gold as Chief Research and Development Officer. Dr. Gold took up his post in the second quarter.

Financial highlights
•Net loss for the three months ended June 30, 2024, was $38.1 million, or $0.56 loss per share (including non-cash share-based compensation expense of $4.9 million), compared with $28.3 million, or $0.62 loss per share, during the same period in 2023 (including non-cash-share-based compensation expense of $4.6 million).
•Net loss for the six months ended June 30, 2024, was $73.3 million, or $1.11 loss per share (including non-cash share-based compensation expense of $10.1 million), compared with $52.5 million, or $1.19 loss per share, during the same period in 2023 (including non-cash-share-based compensation expense of $8.6 million).
•Research and development expenses were $29.1 million for the three months ended June 30, 2024, compared with $19.8 million during the same period in 2023. The increase was primarily attributable to development expenses, associated with advancing our late-stage COMP360 phase 3 clinical trials, and increased personnel expenses due to increased R&D headcount.
•Research and development expenses were $54.0 million for the six months ended June 30, 2024, compared with $38.9 million during the same period in 2023. The increase was primarily attributable to development expenses, associated with advancing our late-stage COMP360 phase 3 clinical trials, and increased personnel expenses due to increased R&D headcount.
•General and administrative expenses were $14.3 million for the three months ended June 30, 2024, compared with $12.8 million during the same period in 2023. The increase was primarily attributable to increased personnel expenses due to increased headcount supporting our corporate functions.
•General and administrative expenses were $27.9 million for the six months ended June 30, 2024, compared with $25.6 million during the same period in 2023. The increase was primarily attributable to increased personnel expenses due to increased headcount supporting our corporate functions and increased non-cash share-based compensation.
•Cash and cash equivalents were $228.6 million as of June 30, 2024, compared with $220.2 million as of December 31, 2023.
•Long term debt was $29.4 million as of June 30, 2024, compared with $28.8 million as of December 31, 2023.

Financial Guidance
Third quarter 2024 net cash used in operating activities is expected to be in the range of $32 million to $38 million. The full-year 2024 net cash used in operating activities is expected to be in the range of $110 million to $130 million, which assumes that the 2023 R&D tax credit will be received this year. The cash position at June 30, 2024, is expected to be sufficient to fund operating expenses and capital expenditure requirements into 2026.

Conference call
The management team will host a conference call at 8:00 am ET (1:00 pm UK) on August 1, 2024. A live webcast of the call will be available on the Compass Pathways website at Second Quarter 2024 Financial Results. The webcast will also be on the Investors section of the Compass Pathways website for 30 days.

About Compass Pathways
Compass Pathways plc (Nasdaq: CMPS) is a biotechnology company dedicated to accelerating patient access to evidence-based innovation in mental health. Our focus is on improving the lives of those who are living with mental health challenges and who are not helped by existing standards of care. We are pioneering the development of a new model of psilocybin treatment, in which our proprietary formulation of synthetic psilocybin, COMP360, is administered in conjunction with psychological support. COMP360 has Breakthrough Therapy designation from the US Food and Drug Administration (FDA) and has received Innovative Licensing and Access Pathway (ILAP) designation in the UK for treatment-resistant depression (TRD).

We have commenced a phase 3 clinical program of COMP360 psilocybin treatment in TRD, the largest randomized, controlled, double-blind psilocybin treatment clinical program ever conducted. Previously, we completed a phase 2b study with top line data showing a statistically significant (p<0.001) and clinically relevant improvement in depressive symptom severity after three weeks for patients who received a single 25mg dose of COMP360 psilocybin with psychological support. We have completed an open label phase 2 study of COMP360 psilocybin treatment for post-traumatic stress disorder (PTSD), and we are currently conducting a phase 2 clinical study in anorexia nervosa.

Compass is headquartered in London, UK, with offices in New York and San Francisco in the US. Our vision is a world of mental wellbeing.

Forward-looking statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “could”, “would”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “potential” and “continue” and “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements include express or implied statements relating to, among other things, our financial guidance; our business strategy and goals, our expectations and projections about the company’s future cash needs and financial results; our plans and expectations regarding our phase 3 trials in TRD, including our expectations regarding the time periods during which the results of the two Phase 3 trials will become available; the potential for the pivotal phase 3 program in TRD, any future trials in PTSD, or other trials to support regulatory filings and approvals; our expectations regarding the safety or efficacy of our investigational COMP360 psilocybin treatment, including as a treatment for treatment of TRD, PTSD, and anorexia nervosa; our expectations regarding the benefits of our investigational COMP360 psilocybin treatment; and our plans, expectations and ability to achieve our goals related to the research collaboration agreements. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond our control and which could cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These risks, uncertainties, and other factors include, among others: we will require substantial additional funding to achieve our business goals, including to repay the term loan facility, and if we are unable to obtain this funding when needed and on acceptable terms, we could be forced to delay, limit or terminate our clinical trials and research and development efforts; the availability of future tranches under the term loan facility is dependent, in part, on the approval of the lender, achievement of certain milestones and other factors; clinical development is lengthy and outcomes are uncertain, and therefore our phase 3 clinical trials in TRD and our other clinical trials may be delayed or terminated; the results of early-stage clinical trials of our investigational COMP360 psilocybin treatment may not be predictive of the results of later stage clinical trials; our efforts to obtain marketing approval from the applicable regulatory authorities in any jurisdiction for COMP360 or any of future product candidates may be unsuccessful; the risk that our research collaborations will not continue or will not be successful; and our efforts to obtain coverage and reimbursement for our investigational COMP360 psilocybin treatment, if approved, may be unsuccessful; and those risks and uncertainties described under the heading “Risk Factors” in our most recent annual report on Form 10-K or quarterly report on Form 10-Q and in other reports we have filed with the U.S. Securities and Exchange Commission (“SEC”) , which are available on the SEC’s website at www.sec. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on our current expectations and speak only as of the date hereof.

Enquiries
Media: Sally Bain, sally.bain@compasspathways.com, + 1 781 458 0443
Investors: Stephen Schultz, stephen.schultz@compasspathways.com, +1 401 290 7324

COMPASS PATHWAYS PLC
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except share and per share amounts)
(expressed in U.S. Dollars, unless otherwise stated)

	June 30,	December 31,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$228,628	$220,198
Restricted cash	389	440
Prepaid expenses and other current assets	36,076	40,658
Total current assets	265,093	261,296
NON-CURRENT ASSETS:
Operating lease right-of-use assets	3,179	4,306
Deferred tax assets	4,022	3,336
Long-term prepaid expenses and other assets	6,239	7,049
Total assets	$278,533	$275,987
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,195	$5,892
Accrued expenses and other liabilities	11,447	11,301
Operating lease liabilities - current	2,385	2,411
Total current liabilities	22,027	19,604
NON-CURRENT LIABILITIES
Long-term debt	29,434	28,757
Operating lease liabilities - non-current	799	1,882
Total liabilities	$52,260	$50,243
SHAREHOLDERS' EQUITY:
Ordinary shares, £0.008 par value; 68,387,469 and 61,943,471 shares authorized, issued and outstanding at June 30, 2024 and December 31, 2023, respectively	699	635
Additional paid-in capital	695,353	621,645
Accumulated other comprehensive loss	(16,881)	(16,926)
Accumulated deficit	(452,898)	(379,610)
Total shareholders' equity	226,273	225,744
Total liabilities and shareholders' equity	$278,533	$275,987

COMPASS PATHWAYS PLC
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except share and per share amounts)
(expressed in U.S. Dollars, unless otherwise stated)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
OPERATING EXPENSES:
Research and development	$29,069	$19,818	$53,970	$38,853
General and administrative	14,253	12,846	27,925	25,599
Total operating expenses	43,322	32,664	81,895	64,452
Loss from operations:	(43,322)	(32,664)	(81,895)	(64,452)
OTHER INCOME, NET:
Benefit from R&D tax credit	3,709	2,520	6,810	6,836
Interest income	2,408	638	4,668	1,342
Interest expense	(1,112)	—	(2,210)	—
Foreign exchange gains (losses)	225	1,376	(558)	4,061
Other income (expense), net	167	(11)	295	(6)
Total other income, net	5,397	4,523	9,005	12,233
Loss before income taxes	(37,925)	(28,141)	(72,890)	(52,219)
Income tax expense	(176)	(194)	(398)	(324)
Net loss	$(38,101)	$(28,335)	$(73,288)	$(52,543)

Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.56)	$(0.62)	$(1.11)	$(1.19)
Weighted average ordinary shares outstanding—basic and diluted	68,371,139	45,565,991	66,296,658	44,153,772

Net loss	$(38,101)	$(28,335)	$(73,288)	$(52,543)
Other comprehensive loss:
Foreign exchange translation adjustment	81	717	45	139
Comprehensive loss	$(38,020)	$(27,618)	$(73,243)	$(52,404)